Exhibit 5.1

September 12, 2011

EMCORE Corporation
10420 Research Road, SE
Albuquerque, New Mexico  87123

Re:  EMCORE Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-1 (the “Registration Statement”) being filed by EMCORE Corporation, a New Jersey corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of the Company’s common stock, no par value per share (“Common Stock”), that may be issued from time to time (a) pursuant to a Stock Purchase Agreement, dated August 16, 2011, between the Company and the selling shareholder as named in the Registration Statement (the “Purchase Agreement”) and (b) upon the exercise of warrants to purchase Common Stock (the “Warrants”) held by the selling shareholder as named in the registration statement.  The Shares may be offered for resale from time to time by and for the account of the selling shareholder as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, it is our opinion that upon the issuance by the Company of the Shares in accordance with the terms and conditions of the Purchase Agreement, or upon the exercise of the Warrants, as applicable, against payment of the agreed consideration for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act with respect to any of the offerings contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of New Jersey be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Dillon, Bitar & Luther, L.L.C.

DILLON, BITAR & LUTHER, L.L.C.